                                                                    EXHIBIT 10.6



                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


        This Amended and Restated Employment Agreement (the "Amended Agreement") is made and entered into as of the __ day of June, 2002, by and between Big 5 Sporting Goods Corporation, a Delaware corporation (the "Company"), Big 5 Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Big 5 Corp."), and Steven G. Miller, an individual (the "Executive").

                                 R E C I T A L S

        A. Executive is currently employed as President and Chief Executive Officer of the Company and as President and Chief Executive Officer of Big 5 Corp. pursuant to an Employment Agreement (the "Employment Agreement") between Big 5 Corp's predecessor and Executive dated as of January 1, 1993.

        B. The Company, Big 5 Corp. and Executive desire to amend and restate the Employment Agreement regarding the terms and conditions of Executive's employment by the Company and Big 5 Corp.

                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, the Company and Big 5 Corp. hereby agree to employ Executive, and Executive hereby accepts and agrees to such employment, on the terms and subject to the conditions set forth herein.

        1. TERM OF EMPLOYMENT. This Amended Agreement shall be effective as of the Effective Date (as defined in Section 9.1) and shall govern Executive's employment from and after such date. As of any given date after the Effective Date (each such date, the "Date of Determination"), Executive's employment shall terminate on the fourth anniversary of the Date of Determination, unless sooner terminated in accordance with the provisions of this Amended Agreement or extended by an amendment executed by the Company, Big 5 Corp. and Executive (the "Term"). Accordingly, there shall always for all purposes be a minimum of at least four years remaining on the Term under this Amended Agreement.

        2. CAPACITY AND DUTIES. Executive shall be employed as President, Chief Executive Officer and Chairman of the Board of Directors of the Company (the "Board") and President, Chief Executive Officer and Chairman of the Board of Directors of Big 5 Corp., with such duties and responsibilities commensurate with such positions as may be assigned by the Company or Big 5 Corp., as applicable. Executive shall devote his full business time, attention and energy to the performance of his duties for the Company and Big 5 Corp.; provided, however, that, subject to Section 7.2(b), Executive may engage in non-profit and personal investment activities that neither interfere with his duties and responsibilities under this Amended Agreement nor conflict or compete with the interests of the Company. As long as Executive serves as an officer of the Company, the Company



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shall use its best efforts to ensure that Executive shall continue to be elected to serve on the Board and on the Board of Directors of Big 5 Corp.

        3. COMPENSATION.

               3.1 BASE SALARY. During the Term, Executive's annual base salary shall be Three Hundred Seventy Five Thousand Dollars ($375,000) and shall be adjusted as provided in this Section 3.1 (the "Base Salary"). During the first quarter of each calendar year of the Term (each year during the Term is sometimes referred to as a "Term Year"), on a timetable consistent with its general evaluation of the annual performance of the Company's senior executive officers, or from time to time at the sole discretion of the compensation committee of the Board (the "Compensation Committee"), Executive's Base Salary shall be reviewed by the Compensation Committee and may be increased, but may never be decreased, in the sole discretion of the Compensation Committee. In determining whether to increase Executive's Base Salary, the Compensation Committee may engage a reputable compensation consulting firm to determine comparable compensation packages provided to chief executive officers in similarly situated companies.

               3.2 ANNUAL BONUS. The Compensation Committee shall adopt a cash bonus plan designed to provide Executive an opportunity to earn annual cash bonuses during each Term Year during his employment that, when added to Executive's Base Salary, shall provide Executive a level of compensation consistent with the Company's past practice and the Company's and Executive's performance, and in any event comparable to compensation generally provided to other chief executive officers of publicly traded companies that are comparable to the Company. If desired by the Compensation Committee, the Company may retain a reputable compensation consultant to assist the Compensation Committee in identifying similarly situated companies and to make recommendations regarding the structure and amount of the cash bonus plan. If this Amended Agreement is terminated in the middle of a Term Year, Executive shall receive a cash bonus for services rendered through the Termination Date (as defined in Section 5.8) equal to the greater of (a) the last annual cash bonus paid to Executive (whether before or during the Term) and (b) the average of the annual cash bonuses paid by the Company or Big 5 Corp. to Executive during the immediately preceding three full fiscal years (whether before or during the Term), pro rated through the Termination Date.

               3.3 PAYMENT OF TAXES. Except as explicitly provided herein, to the extent that any taxes become payable by Executive by virtue of any payments made or benefits conferred by the Company, the Company shall not be liable to pay or obligated to reimburse Executive for any such taxes or to make any adjustment under this Amended Agreement. Any payments otherwise due hereunder to Executive, including but not limited to the Base Salary and any bonus, shall be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions.

               3.4 STOCK OPTIONS. All options (the "Options") to purchase the common stock of the Company (the "Common Stock") granted to Executive after the Effective Date, whether pursuant to the Company's 2002 stock incentive plan (the "Stock Incentive Plan") or otherwise, shall, unless otherwise agreed by the Company and Executive, vest in 48 equal monthly installments commencing on the first day of each month following the month in



                                      -2-
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which such Options are granted. All such Options shall provide that they may be exercised by Executive (or by Executive's permitted transferees) by, as one option, delivery of a promissory note in the amount of the total exercise price of the Option. The promissory note shall bear interest at the then applicable federal rate for a four year loan, shall be nonrecourse except to the security referred to in the following clause, shall be secured by the Common Stock so purchased, and shall be payable in full (principal and interest) on the fourth anniversary of the date of the purchase of the shares. Notwithstanding the foregoing, Executive shall apply all proceeds from the sale of any shares of Common Stock so purchased by delivery of a promissory note to the repayment of principal and interest outstanding under the note until all principal and interest is paid in full. The Company shall maintain an effective registration statement covering the shares of Common Stock underlying any Options granted to Executive.

        4. BENEFITS.

               4.1 EXPENSES. The Company agrees to repay or reimburse Executive for ordinary and necessary business expenses to the extent compatible with, and subject to the verification and substantiation documentation and procedures applicable under, the Company's general policies for its senior executive officers.

               4.2 MEDICAL AND INSURANCE BENEFITS. During the Term, the Company shall provide Executive with those group medical, health insurance, disability insurance and life insurance benefits generally available to its senior executive officers, as such benefits may be modified from time to time in the Company's sole and absolute discretion.

               4.3 VACATION AND SICK LEAVE. During the Term, Executive shall be entitled to vacations, holidays and sick leave without reduction in Executive's Base Salary in accordance with the policies established from time to time by the Company for its senior executive officers in its sole and absolute discretion; provided, however, that nothing contained in this Section 4.3 shall affect the Company's rights under Section 5.4.

               4.4 AUTOMOBILE. During the Term, the Company shall provide Executive with an automobile in accordance with the policies established from time to time by the Company for its senior executive officers in its sole and absolute discretion.

               4.5 401(k) AND PROFIT-SHARING PLAN. During the Term, the Company shall provide Executive with the opportunity to participate in the Company's 401(k) plan and profit-sharing plan in accordance with the policies established from time to time by the Company for its senior executive officers in its sole and absolute discretion.

               4.6 OTHER BENEFITS. Executive shall also be eligible, on the same basis as other senior executive officers, for any other benefits provided generally by the Company for or to its senior executive officers.

        5. TERMINATION. Subject to the provisions of this Section 5, each of the Company and Executive shall have the right to terminate Executive's employment under this Amended Agreement at any time for any reason or for no reason by written notice to the other party.



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               5.1 TERMINATION BY THE COMPANY FOR JUST CAUSE. Without prejudice to the foregoing, the Company may terminate Executive's employment hereunder at any time for Just Cause (as defined below). A termination shall be for "Just Cause" if such termination results from the occurrence of any of the following:
(i) intentional material misconduct by Executive in the responsibilities reasonably assigned to him or (ii) conviction by a court of competent jurisdiction of any felony involving the embezzlement, theft or misappropriation of monies or other property of the Company or for any crime involving moral turpitude. In the event of termination for Just Cause, this Amended Agreement shall terminate immediately and both parties shall thereupon be released and discharged of and from all further obligations hereunder except that any provisions that by their nature survive termination shall so survive (including Executive's ongoing obligations pursuant to Sections 7.1 and 7.2) and the Company shall pay to Executive, on the Termination Date, all amounts accrued and unpaid as of the Termination Date in respect of (i) Executive's salary and annual cash bonus, computed in accordance with Section 3.2, for services rendered through such date, (ii) vacation pay to the extent consistent with the Company's policies in effect as of the Termination Date regarding entitlement to payment in respect of accrued but unused vacation time and (iii) expenses owing to Executive pursuant to Section 4.1.

               5.2 TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Without prejudice to the foregoing, Executive may terminate his employment without regard to Good Reason (defined in Section 5.3). In the event Executive terminates his employment without regard to Good Reason, this Amended Agreement shall terminate immediately and both parties shall thereupon be released and discharged of and from all further obligations hereunder except that any provisions that by their nature survive termination shall so survive (including Executive's ongoing obligations pursuant to Sections 7.1 and 7.2) and the Company shall pay to Executive, on the Termination Date, all amounts accrued and unpaid as of the Termination Date in respect of (i) Executive's salary and annual cash bonus, computed in accordance with Section 3.2, for services rendered through such date, (ii) vacation pay to the extent consistent with the Company's policies in effect as of the Termination Date regarding entitlement to payment in respect of accrued but unused vacation time and (iii) expenses owing to Executive pursuant to Section 4.1.

               5.3 TERMINATION BY THE COMPANY WITHOUT JUST CAUSE OR BY EXECUTIVE FOR GOOD REASON. In the event the Company terminates Executive without Just Cause, or if Executive terminates his employment with the Company for Good Reason, this Amended Agreement shall terminate immediately and both parties shall thereupon be released and discharged of and from all further obligations hereunder except that any provisions that by their nature survive termination shall so survive (including Executive's ongoing obligations pursuant to Sections
7.1 and 7.2(a)) and the Company shall pay to Executive, on the Termination Date, all amounts accrued and unpaid as of the Termination Date in respect of (i) Executive's salary and annual cash bonus, computed in accordance with Section 3.2, for services rendered through such date, (ii) vacation pay to the extent consistent with the Company's policies in effect as of the Termination Date regarding entitlement to payment in respect of accrued but unused vacation time and (iii) expenses owing to Executive pursuant to Section 4.1. The Company shall also pay to Executive, on the fifth business day following the Termination Date, as a lump sum severance payment and subject to Section 3.3, Executive's Base Salary through the remaining scheduled Term of the Amended Agreement, computed without regard to the termination of such Amended Agreement (the



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"Severance Period") plus an amount equal to four times the greater of (a) the last annual cash bonus paid to Executive (whether before or during the Term) and
(b) the average annual cash bonus paid by the Company or Big 5 Corp. to Executive during the prior three fiscal years (whether before or during the Term). In addition, Executive will also be entitled, during the Severance Period, to receive all benefits that would have been payable to him pursuant to Sections 4.2 and 4.4 if Executive had been employed by the Company during such period. Notwithstanding the foregoing, the Company shall not be required to provide any medical benefits to Executive as of the date Executive and his family become covered under any other group health plan not maintained by the Company; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or his dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section
5.3 shall continue (but not beyond the Severance Period) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of ERISA (commonly known as COBRA) to qualify for any of the benefits described in this Section 5.3, the obligations of the Company to provide such benefits under this Section 5.3 shall be conditioned upon Executive timely making such an election (the preceding two sentences are referred to as the "Benefits Exceptions"). In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, all Options that have been granted to Executive shall become immediately exercisable on the Termination Date and shall remain exercisable for the full term of each such Option. Executive's termination of this Amended Agreement shall be for "Good Reason" if Executive terminates this Amended Agreement for any of the following reasons: (i) the willful breach of any of the material obligations of the Company or Big 5 Corp. to Executive under this Amended Agreement following written notice delivered to the Company or Big 5 Corp., as applicable, and a reasonable cure period not to exceed thirty (30) business days; (ii) the Company's chief executive offices are moved to a location outside of Los Angeles County, California; (iii) Executive's position (including status, titles and reporting requirements), authority, duties and responsibilities shall cease to be at least commensurate in all respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date; (iv) Executive fails to be reelected to, or is removed from, the Board or the Board of Directors of Big 5 Corp.; or (v) any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume expressly and agree to perform this Amended Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

               5.4 UNAVAILABILITY. If Executive becomes Unavailable for a period of thirty (30) consecutive business days, the Company shall have the right to designate a person to succeed Executive on a temporary basis in the capacity described in Section 2; provided, however, that if at any time during the first six months after Executive becomes Unavailable, Executive ceases to be Unavailable for a period of thirty (30) consecutive business days, he shall be entitled to be reinstated in the capacity described in Section 2. If Executive becomes and remains Unavailable for any consecutive period during the Term exceeding six months, or for shorter periods aggregating more than eight months during any twelve-month period during the Term, either party shall have the right to terminate this Amended Agreement, and both parties shall thereupon be released and discharged of and from all



                                      -5-
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further obligations hereunder except that any provisions that by their nature survive termination shall so survive (including Executive's ongoing obligations pursuant to Sections 7.1 and 7.2(a)) and the Company shall pay to Executive, on the Termination Date, all amounts accrued and unpaid as of the Termination Date in respect of (i) Executive's salary and annual cash bonus, computed in accordance with Section 3.2, for services rendered through such date, (ii) vacation pay to the extent consistent with the Company's policies in effect as of the Termination Date regarding entitlement to payment in respect of accrued but unused vacation time and (iii) expenses owing to Executive pursuant to
Section 4.1. The Company shall also pay to Executive, on the fifth business day following the Termination Date, as a lump sum severance payment and subject to
Section 3.3, Executive's Base Salary for two years plus an amount equal to two times the greater of (a) the last annual cash bonus paid to Executive (whether before or during the Term) and (b) the average annual cash bonus paid by the Company or Big 5 Corp. to Executive during the prior three fiscal years (whether before or during the Term). In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (x) all Options that would have vested during the 24 months following the Termination Date shall become immediately exercisable on the Termination Date and shall remain exercisable for the full term of each such Option and (y) the Company shall continue to provide Executive all other benefits that would otherwise be payable to Executive pursuant to Sections 4.2 and 4.4 during the Severance Period, subject to the Benefits Exceptions. "Unavailable" shall mean any instance (except for an instance which would constitute Just Cause under Section 5.1) where Executive is not reasonably able to render full services as contemplated hereby, which determination shall be made in good faith by a qualified physician selected by the Compensation Committee or the Company's insurers and acceptable to Executive or Executive's legal representative.

               5.5 DEATH. In the event of Executive's death at any time during the Term, this Amended Agreement shall terminate automatically and both parties shall thereupon be released and discharged of and from all further obligations hereunder except that any provisions that by their nature survive termination shall so survive and the Company shall pay to Executive's estate, within five
(5) business days of the Termination Date, all amounts accrued and unpaid as of the Termination Date in respect of (i) Executive's salary and annual cash bonus, computed in accordance with Section 3.2, for services rendered through such date, (ii) vacation pay to the extent consistent with the Company's policies in effect as of the Termination Date regarding entitlement to payment in respect of accrued but unused vacation time and (iii) expenses owing to Executive pursuant to Section 4.1. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (x) all Options that would have vested during the 24 months following the Termination Date shall become immediately exercisable on the Termination Date and shall remain exercisable for the full term of each such Option and (y) the Company shall continue to provide for the benefit of Executive's family the medical benefits referred to in Section 4.2 during the Severance Period, subject to the Benefits Exceptions.

               5.6 EXCLUSIVITY OF REMEDIES. Executive agrees that the rights and entitlements set forth in Section 5 apply to the exclusion of any other contractual rights and entitlements that Executive may have from the Company or Big 5 Corp. by reason of the termination of Executive's employment.



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               5.7 NO MITIGATION. The payments required to be paid to Executive by the Company pursuant to Section 5 shall not be reduced or mitigated by amounts which Executive is capable of earning or does earn during any period following his Termination Date.

               5.8 TERMINATION DATE. For purposes of Sections 5 and 6, the term "Termination Date" shall mean that date on which Executive's employment is terminated pursuant to Section 5.

        6. SEVERANCE PAYMENTS FOLLOWING A CHANGE IN CONTROL.

               6.1 SEVERANCE PAYMENT; CONTINUATION OF BENEFITS; VESTING OF OPTIONS. If there is a Change in Control (as defined in Section 6.2) of the Company while Executive is employed by the Company and if, within 6 months following the date of such Change in Control, Executive terminates his employment for any reason whatsoever, then Executive shall receive all of the payments and benefits set forth in Section 5.3 as if Executive had terminated his employment for Good Reason.

               6.2 CHANGE IN CONTROL. For purposes of Section 6, "Change in Control" of the Company shall mean the occurrence, after the consummation of the IPO (as defined in Section 9.1), of any of the following:

                      (a) Any Person or Group, as such terms are defined in
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the Beneficial Owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than 50% of the combined voting power in the election of directors of the then outstanding securities of the Company or such entity;

                      (b) The individuals who, as of the time immediately following the consummation of the IPO, are members of the Board (the "Existing Directors"), cease, for any reason, to constitute more than 50% of the number of authorized directors of the Company as determined in the manner prescribed in the Company's charter documents; provided, however, that if the election, or nomination for election, by the Company's stockholders of any new director was approved by a vote of at least 50% of the Existing Directors, such new director shall be considered an Existing Director; provided, further, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                      (c) The consummation of (x) a merger, consolidation or reorganization to which the Company is a party, whether or not the Company is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a



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series of related transactions, to any Person other than the Company, where any such transaction or series of related transactions as is referred to in clause
(x) or clause (y) above in this subparagraph (c) (singly or collectively, a "Transaction") does not otherwise result in a "Change in Control" pursuant to subparagraph (a) of this definition of "Change in Control"; provided, however, that no such Transaction shall constitute a "Change in Control" under this subparagraph (c) if the Persons who were the stockholders of the Company immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of 50% or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (c) or the Person to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (c), in substantially the same proportions in which such Beneficial Owners held voting stock in the Company immediately before such Transaction.

               6.3 EXCISE TAX LIMITATION.

                      (a) Notwithstanding anything contained in this Amended Agreement to the contrary, in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) to Executive or for Executive's benefit paid or payable pursuant to the terms of this Amended Agreement or otherwise in connection with, or arising out of, Executive's employment with the Company on a change of control within the meaning of Section 280G of the Code (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Payments shall be reduced (but not below zero) but only to the extent necessary that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the "Section 4999 Limit"). Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments by first reducing or eliminating those Payments that are not payable in cash and then by reducing or eliminating cash Payments, in each case in reverse order beginning with Payments that are to be paid the farthest in time from the Determination (as defined in Section 6.3(b)). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

                      (b) All determinations required to be made under this
Section 6.5 (each, a "Determination") shall be made, at the Company's expense, by the accounting firm that is the Company's accounting firm prior to a "change of control" (within the meaning of Section 280G of the Code) or another nationally recognized accounting firm designated by the Board (or a committee thereof) prior to the change of control (the "Accounting Firm"). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and to Executive before payment of Executive's severance payment under Section 6 (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive (in either case provided that the Company or Executive believes in good faith that any of the Payments may be subject to the Excise Tax). Within ten (10) calendar days of the delivery of the Determination to

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Executive, Executive shall have the right to dispute the Determination. The existence of any dispute shall not in any way affect Executive's right to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and Executive, subject to the application of Section 6.3(c).

                      (c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in Section 6.3(a) (an "Excess Payment" or "Underpayment", respectively). If it is established pursuant to (i) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date of Executive's receipt of such Excess Payment until the date of such repayment. If it is determined (i) by the Accounting Firm, the Company or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to Executive's satisfaction of the dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten (10) calendar days of such determination or resolution, together with interest on such amount at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date such amount should have been paid to Executive pursuant to the terms of this Amended Agreement or otherwise, but for the operation of this Section 6.3(c), until the date of payment.

               6.4 NO MITIGATION. The payments required to be paid to Executive by the Company pursuant to Section 6 shall not be reduced by amounts which Executive is capable of earning or does earn during any period following his Termination Date.

        7. COVENANTS.

               7.1 NON-INTERFERENCE COVENANT. Upon the termination of the employment relationship between the Company and Executive for any reason, whether upon the expiration of the Term or earlier, and for a period of two years thereafter (the "Non-Solicitation Period"), Executive agrees to refrain from, directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, soliciting or encouraging any employee of the Company or its direct or indirect subsidiaries who is employed in an executive, managerial, administrative or professional capacity or who possesses Confidential Material (as defined in Section 7.2), to leave the employment of the Company or its affiliated entities.

               7.2 NONDISCLOSURE OF CONFIDENTIAL MATERIAL.

                      (a) In the performance of his duties, Executive has previously had, and may be expected in the future to have, access to confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications and processes presently owned or at any time hereafter developed by the Company or its agents or consultants or used presently or at any time hereafter in the course of its business, that are not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and has been and/or will be disclosed to Executive in confidence. Except in the performance of his duties to the Company, Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, except that the foregoing disclosure prohibition shall not apply as to Confidential Material that has been publicly disclosed (not due to a breach by Executive of his obligations hereunder or by breach of any other person of a confidential, fiduciary or confidential obligation, the breach of which Executive knows or reasonably should know). All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Amended Agreement, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material and copies thereof, not previously delivered to the Company, that may be, or at any previous time has been, in the possession or under the control of Executive.

                      (b) In light of the fact that the Confidential Material that Executive has acquired, and will acquire, is inextricably bound with Executive's knowledge regarding the conduct of the Company's business activities and that therefore Executive would necessarily use Confidential Material if he were to compete with the Company, Executive further agrees that during the term of Executive's employment relationship with the Company, he will not provide any services, whether as an officer, director, proprietor, employee, partner, consultant, advisor, agent, sales representative or otherwise, nor will he own beneficially securities of any entity (except that, in the case of any entity whose equity securities are publicly-held, he may beneficially own up to 2% of the outstanding equity securities of such entity) that, directly or indirectly, competes with any of the Company's present or future (up to the date of termination) business activities. Executive further agrees that, upon the termination of the employment relationship between the Company and Executive for any reason, whether upon the expiration of the Term or earlier (including a voluntary termination by Executive), the restrictions set forth in the previous sentence shall extend for the greater of (x) a six-month period after termination and (y) the remainder of the Term as then in effect (without any further extensions thereof) but for such termination; provided, however, that the agreement between Executive and the Company contained in the first part of this sentence shall not apply in the event that Executive's employment is terminated by the Company without Just Cause pursuant to Section 5.3, by Executive for Good Reason pursuant to Section 5.3 or by the Company or Executive due to Executive's Unavailability pursuant to Section 5.4.

               7.3 EQUITABLE RELIEF. Executive acknowledges that violation of either Section 7.1 or 7.2 would cause the Company irreparable damage for which the Company cannot be reasonably compensated in damages in an action at law, and therefore in the event of any breach by Executive of Section 7.1 or 7.2, the Company shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Amended Agreement or otherwise, and all of the Company's rights and remedies shall be unrestricted.

        8. ARBITRATION AS THE EXCLUSIVE REMEDY.

               8.1 ARBITRATION OF ALL DISPUTES. If Executive and the Company cannot resolve a dispute (whether arising in contract or tort or any other legal theory and whether based on federal, state or local statute or common law and regardless of the identities of any other defendants) that in any way relates to or arises out of the employment relationship established herein or the termination thereof (a "Dispute"), then arbitration will be used to settle such Dispute. Because arbitration is generally faster and less expensive than other procedures for resolving disputes, both Executive and the Company agree that the arbitration procedure set forth below will be their exclusive remedy and waive any right to seek legal relief in any other form. In the event that a Dispute involves a claim which either Executive or the Company seeks to assert against a third party, the assertion of such claim against such third party in a court or other tribunal shall not relieve Executive and the Company from their respective obligations to resolve the Dispute between them by arbitration under Section 8. The parties further agree that arbitration shall be their exclusive remedy in the event of any Dispute which involves any third party (including any officer, director or agent of the Company or an affiliate of the Company) provided that such third party consents to participate in and be bound by such arbitration. The only exception to the preceding provisions of Section 8.1 is that the Company may seek provisional relief from any court having jurisdiction in the event of an alleged breach by Executive of Sections 7.1 or 7.2 or any other provision of this Amended Agreement pending a final determination by arbitration, in the event of any claim that would be rendered ineffectual without provisional relief and Executive may seek such provisional relief, pending a final determination by arbitration, in the event of any claim that would be rendered ineffectual without provisional relief. The arbitration will be conducted in accordance with the employment arbitration procedures of the American Arbitration Association ("AAA"), except as modified in this Amended Agreement.

               8.2 SELECTION OF ARBITRATORS. Each party shall have the right to designate one arbitrator within ten (10) business days from the date when the party initiating the arbitration files and delivers a notice of intent to arbitrate. If, within that time period, either party has failed to appoint an arbitrator, AAA shall make the appointment. The two arbitrators shall agree upon and designate a third arbitrator within ten (10) business days from the date of the appointment of the last-appointed arbitrator. In the event that the two arbitrators have not designated a third arbitrator within ten (10) business days from the date of the appointment of the last-appointed arbitrator, AAA shall appoint the third arbitrator. After the selection of arbitrators, the parties may mutually agree to used the third arbitrator as the sole arbitrator to resolve their dispute.

               8.3 PROCEDURES. The party filing a claim must present it in writing to both the other party and the AAA office in Los Angeles within six months of the date the party filing the claim knew or should have known of it or the Termination Date, whichever is earlier. Any claim not brought within the required time period will be waived forever. In the arbitration proceedings (i) all testimony of witnesses shall be taken under oath, (ii) it is specifically contemplated and agreed by the parties hereto that the provisions of Section 1283.05 of the Code of Civil Procedure, as presently in force, be incorporated into and made a part of, and be applicable to, the arbitration agreement set forth in this Section 8.3, and (iii) upon conclusion of any arbitration proceedings hereunder, the arbitrators shall render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decision reached and deliver such documents to each party to this Amended Agreement along with a signed copy of the award in accordance with Section 1283.6 of the California Code of Civil Procedure.

                      Each party hereby agrees that the prevailing party shall be entitled to recover all costs incurred in preparation for and as a result of any such arbitration, including without limitation, filing fees, attorneys' fees, the compensation to be paid to the arbitrators in any such arbitration and costs of transcripts. The arbitrators shall not have power or competence to allocate between the parties in their award any such costs, expenses, fees or share of the arbitrators' compensation, except as provided in the preceding sentence.

        9. MISCELLANEOUS.

               9.1 EFFECTIVE DATE. The "Effective Date" of this Amended Agreement shall be the consummation of the initial public offering of Common Stock contemplated by the registration statement on Form S-1 filed with the Securities and Exchange Commission on August 21, 2001 (File No. 333-68094) (the "IPO"). If the IPO has not been consummated by August 31, 2002, this Amended Agreement shall terminate and be of no further force and effect. The Employment Agreement shall remain in full force and effect until this Amended Agreement becomes effective.

               9.2 JOINT AND SEVERAL OBLIGATIONS. The obligations and promises set forth herein by the Company and Big 5 Corp., including payment obligations, shall be joint and several undertakings of each such party, and, in the event of a breach of any of such obligations or promises, Executive may proceed hereunder against any one or more of such parties without waiving the right to proceed against the other.

               9.3 AGREEMENT AUTHORIZED. Executive hereby warrants that Executive is free to enter into this Amended Agreement and to render Executive's services pursuant hereto. The Company and Big 5 Corp. hereby warrant that any required authorization of this Amended Agreement by their respective boards of directors have been obtained.

               9.4 COUNSEL. Executive has read and understands this Amended Agreement and has sought the advice of counsel to the extent he has determined appropriate.

               9.5 PARTIAL INVALIDITY. If any term or provision of this Amended Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable (other than provisions going to the essence of this Amended Agreement), the remainder of this Amended Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Amended Agreement shall be valid and be enforced to the fullest extent permitted by law.

               9.6 NOTICES. Except as otherwise provided herein, all notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

               If to the Company, to:

                      Big 5 Sporting Goods Corporation
                      Attention:  Gary S. Meade
                      2525 East El Segundo Boulevard
                      El Segundo, California 90245
                      Fax #: (310) 297-7592

               If to Big 5 Corp., to:

                      Big 5 Corp.
                      Attention:  Gary S. Meade
                      2525 East El Segundo Boulevard
                      El Segundo, California 90245
                      Fax #: (310) 297-7592

               If to Executive, to:

                      Steven G. Miller
                      2525 East El Segundo Boulevard
                      El Segundo, California 90245
                      Fax #: (310) 297-7595

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.6, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.6, be deemed given upon receipt, (c) if delivered by mail in the manner described above to the address as provided in this Section 9.6, be deemed given on the earlier of the third business day following mailing or upon receipt and (d) if delivered by overnight courier to the address as provided in this Section 9.6, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

               9.7 ENTIRE AGREEMENT. This Amended Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes any and all prior agreements or understandings between the parties relating to such subject matter. Notwithstanding the foregoing, this Amended Agreement does not supersede the Management Subscription and Stockholders Agreement between Executive and the

Company dated as of November 11, 1997 and it is acknowledged that the parties may enter into other agreements in connection with Executive's employment, including Option agreements.

               9.8 SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Amended Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. This Amended Agreement is solely for the benefit of the parties hereto and their respective permitted successors and assigns and no other person or entity shall have any rights under this Agreement; provided, however, it is expressly intended that Executive's estate is a third party beneficiary of this Amended Agreement.

               9.9 MODIFICATION AND WAIVER. None of the terms or provisions hereof shall be modified or waived, and this Amended Agreement may not be amended or terminated, except by a written instrument signed by the party against which any modification, waiver, amendment or termination is to be enforced. No waiver of any one provision shall be considered a waiver of any other provision, and the fact that an obligation is waived for a period of time or in one instance shall not be considered to be a continuing waiver.

               9.10 CONSTRUCTION AND ASSIGNMENT. This Amended Agreement shall be construed under and governed by the laws of the State of California. This Amended Agreement shall not be assignable by Executive. The terms and conditions of this Amended Agreement shall inure to the benefit of and be binding upon any successor to the business of the Company or Big 5 Corp.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amended Agreement as of the day and year first written above.



                                            THE COMPANY

                                            Big 5 Sporting Goods Corporation,
                                            a Delaware corporation


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                            BIG 5 CORP.

                                            Big 5 Corp.,
                                            a Delaware corporation


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------


                                            EXECUTIVE



                                            ------------------------------------
                                            Steven G. Miller